Exhibit 99.1

NEWS RELEASE

AFFIRMATIVE MERGER VOTE SUPPORTS VERTICAL INTEGRATION STRATEGY

OMAHA, NE – February 4, 2008 (Market Wire) – This afternoon, Green Plains Renewable Energy Inc. (NASDAQ and AMEX: GPRE) received an affirmative vote from the voting members of the Great Lakes Cooperative on the previously-announced merger proposal.  The merger is expected to close sometime in March, subject to certain additional conditions and contingencies.  Upon completion, Great Lakes will become a wholly-owned subsidiary of Green Plains.

Great Lakes is a full service agricultural cooperative with seven sites and facilities located in close proximity to Green Plains’ ethanol plant in Superior, Iowa, which is scheduled to begin operations this spring.

“With this merger, Green Plains will integrate Great Lakes’ agronomy, grain, seed, feed, chemical and petroleum business units into our overall operations,” said Wayne Hoovestol, Chief Executive Officer. “This is a significant development in our strategy to become the market’s vertically-integrated, low cost producer of ethanol.”

“Great Lakes’ operations will provide Green Plains with a new stream of revenue and a steady supply of feedstock,” continued Hoovestol. “Green Plains looks forward to working with Great Lakes’ producers.  Strong producer relationships are critical in commodity procurement and risk management. Green Plains hopes to strengthen producer relationships and develop innovative strategies for creating opportunity in the ethanol value chain.”

Pursuant to the merger proposal, Great Lakes members will receive $12.5 million in cash and 551,065 shares of Green Plains’ common stock.  Great Lakes’ investments in regional cooperatives are excluded from the merger.  Great Lakes’ business units and assets will be incorporated into Green Plains’ vertically-integrated operations.

“The Great Lakes Board of Directors enthusiastically endorsed the merger proposal,” said Kevin Adolf, Great Lakes’ President, “The merger is in the best interests of coop members.  Green Plains will get access to a network of thousands of high-yield corn producers.  In the long-term, we will all be better off because of this merger.”

Additional Information

Green Plains has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement/prospectus and other relevant materials in connection with the proposed merger. The proxy statement relates to the solicitation and voting of Great Lake shareholders.  The effective date was January 4, 2008.

INVESTORS AND SECURITY HOLDERS OF GREEN PLAINS AND GREAT LAKES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREEN PLAINS, GREAT LAKES AND THE MERGER.

The proxy statement/prospectus and other relevant materials, and any other documents filed by Green Plains with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Green Plains by directing a request to: Green Plains Renewable Energy, Inc., Attn: Investor Relations, 105 N. 31st Avenue, Suite 103, Omaha, Nebraska 68131.

Green Plains and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the equity holders of Great Lakes in favor of the merger. Information about the executive officers and directors of Green Plains and their ownership of Green Plains common stock is set forth in Green Plains' Form 10-K for the fiscal year ended November 30, 2006, which was filed with the SEC on February 13, 2007, and other subsequent filings with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Green Plains and its executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger.

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production in spring 2008. Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions and contingencies.

About Great Lakes Cooperative

Great Lakes is a full service cooperative with approximately $146 million in 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has locations in Everly, Greenville, Gruver, Langdon, Milford, Spencer and Superior, Iowa.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com

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